Exhibit 99.1

Cartesian Regains Compliance with NASDAQ Minimum Bid Price Listing Requirement

Overland Park, KS – January 24, 2017 – Cartesian™ (NASDAQ: CRTN), a leading provider of consulting services and managed solutions to the global telecom, media and technology industries, has announced today that the Company has regained compliance with the listing requirements of The NASDAQ Stock Market ("Nasdaq").

As previously reported, on August 15, 2016, Cartesian received a letter from Nasdaq notifying the Company that it was not in compliance with the minimum bid price requirement set forth in the Nasdaq Rules for continued listing on The Nasdaq Capital Market. Nasdaq Listing Rule 5550(a)(2) requires listed securities to maintain a minimum bid price of US$1.00 per share, and Listing Rule 5810(c)(3)(A) provides that a failure to meet the minimum bid price requirement exists if the deficiency continues for a period of 30 consecutive business days.

On January 23, 2017, Cartesian received notification from Nasdaq stating that since the closing bid price of the Company's common shares had been greater than US$1.00 per share for the last 10 consecutive business days, from January 6, 2017 to January 20, 2017, Cartesian was in compliance with Listing Rule 5550(a)(2) and this matter is now closed.

About Cartesian, Inc.
Cartesian, Inc. (NASDAQ: CRTN) is a specialist provider of consulting services and managed solutions to leaders in the global communications, technology and digital media industries. Cartesian provides strategic advice, management consulting, and managed solutions to clients worldwide. The company has offices in Boston, Kansas City, London, New York, Philadelphia and Washington. For more information, visit www.cartesian.com.

Investor Contact:

Matt Glover or Najim Mostamand
Liolios Group, Inc.
949-574-3860
CRTN@liolios.com